AGREEMENT
                          BETWEEN COLUMBIA ACORN TRUST
                       AND COLUMBIA MANAGEMENT GROUP, INC.

     THIS AGREEMENT ("Agreement"), is hereby made on February 28, 2005, effective as of October 1, 2004 by and between Columbia Acorn Trust, a business trust organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter called the "Fund"), and Columbia Management Group, Inc., a corporation organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter called "CMG"), on behalf of Columbia Funds Distributor, Inc. ("CFD"), Columbia Funds Services, Inc. ("CFS"), Columbia Wanger Asset Management, L.P. ("CWAM") and Columbia Management Associates, Inc. ("CMA"). CFD, CFS, CWAM and CMA are subsidiaries of CMG and are collectively referred to herein as the "Service Providers."

     WITNESSETH:

     WHEREAS, CFD acts as the Fund's underwriter pursuant to that certain Amended and Restated Underwriting Agreement dated October 1, 2004 between CFD and the Fund;

     WHEREAS, CFS acts as the Fund's transfer agent pursuant to that certain Shareholders' Servicing and Transfer Agent Agreement dated September 29, 2000, as amended, between CFS and the Fund;

     WHEREAS, CWAM acts as the Fund's investment adviser pursuant to that certain Amended and Restated Investment Advisory Agreement dated August 1, 2004 between CWAM and the Fund; and

     WHEREAS, CMA acts as sub-administrator for the Fund pursuant to that certain Sub-administration Agreement dated August 19, 2004 and effective September 29, 2000 between CMA and CWAM;

     NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

     CMG agrees to cooperate fully with any and all efforts by the Fund, its Chief Compliance Officer ("CCO") and its board of trustees to provide assurance that it has implemented effective compliance policies and procedures, as applicable to each Service Provider, administered by competent personnel. In providing such assurance, CMG or the respective Service Provider agrees to:

     1) hold periodic meetings between CMG compliance personnel or its senior management and the Fund's CCO, and designate a liaison at each Service Provider for the CCO;

     2) provide the Fund with periodic and special reports by regulatory bodies, consultants, and external as well as internal auditors relating to CMG's and/or the Service Providers' compliance with applicable law and regulations, including reports by any entity appointed to review compliance policies and

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          procedures by virtue of any order entered by the Securities and
          Exchange Commission;

     3) provide periodic reports of all preferred selling agreements and any other selling agreements, formal or informal, executed by CFD that contain terms different from those set forth in Exhibit A to the Amended and Restated Underwriting Agreement dated October 1, 2004;

     4) provide periodic reports of all material violations of CMG's or the Service Providers' policies and procedures, including, but not limited to, those governing money laundering, sales practices, frequent trading and late trading;

     5) provide a full description of any waiver granted by CFS from the frequent trading prohibitions imposed by the Fund;

     6) provide reports concerning CFD's actions to suspend or limit the privileges of any entity with whom it has executed a Selling Agreement, and on-going efforts to secure execution of appropriate certifications or revised Selling Agreements that ensure sales in conformity with the Fund's prospectus limitations;

     7) inform the CCO promptly of the decisions of any committee or business unit responsible for accepting new broker-dealers;

     8) provide the CCO with prompt notice of material changes in the Service Providers, including, for example, all policies and procedures and compliance alerts;

     9) provide prompt reporting of any investor complaint regarding the Fund, including complaints about the distribution, marketing, operation or management of the Fund, or any complaint arising from the purchase or redemption of Fund shares.

     10) provide periodic reports from CFS: (a) reflecting its monitoring for and investigation of instances of possible frequent or late trading in the Fund's shares; (b) regarding the imposition of required redemption fees; (c) regarding CFS' efforts to implement appropriate internal controls such as aging and escalation procedures, to ensure timely management review and oversight of its policies and procedures;

     11) provide periodic reports from CWAM or CMG with respect to soft dollar arrangements and fair valuation of portfolio securities;

     12) provide periodic reports from CWAM or CMG regarding stale prices of securities or fair valuation methodologies for foreign securities; and

     13) provide reports of any use by CWAM of synthetic investment techniques or derivatives to ensure appropriate disclosure and management controls over their use;

     14) hire, train and maintain sufficient compliance staff to implement effectively CMG's policies and procedures, and to provide the CCO with information about CMG's staffing efforts.

     In the event that the Trust determines that CMG or any of the Service Providers has materially breached the terms of this Agreement, the Trust may in its discretion suspend any and all payments to a Service Provider under the terms of the applicable agreement between the Trust and the Service Provider (such agreements listed on Appendix A hereto) if such material breach is not cured promptly following written notice to CMG or any of the Service Providers of such material breach. If CMG or a Service Provider fails to or refuses to cure such material breach promptly after receiving notice of such material breach, and if the Trust otherwise determines to terminate the applicable agreement between the Trust and the Service Provider in accordance with the terms of that agreement, CMG or the Service Provider will pay all fees and expenses incurred by the Trust and its board in connection with finding a replacement Service Provider for the Trust.

     Nothing contained herein shall be deemed to amend, modify or in any way alter the terms of each of the respective agreements between the Trust and the Service Providers.

                      COLUMBIA MANAGEMENT GROUP, INC.,
                      on behalf of each of Columbia Funds Distributor, Inc., Columbia Funds Services, Inc.,
                      Columbia Wanger Asset Management, L.P., and
                      Columbia Management Associates, Inc.

                       By: /s/ Roger Sayler
                           -------------------------------------------------
                               Roger Sayler
                               Chief Operating Officer

                       COLUMBIA ACORN TRUST

                      By:  /s/ Bruce H. Lauer
                           ------------------------------------------------
                               Bruce H. Lauer
                               Vice President, Treasurer and Secretary


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Appendix A

Amended and Restated Investment Advisory Agreement between Columbia Acorn Trust and Columbia Wanger Asset Management, L.P. dated August 1, 2004

Amended and Restated Administration Agreement between Columbia Acorn Trust (on behalf of Columbia Acorn Fund, Columbia Acorn International, Columbia Acorn USA, Columbia Acorn Select, Columbia Acorn International Select and Columbia Thermostat Fund) and Columbia Wanger Asset Management, L.P. dated August 1, 2004

Amended and Restated Underwriting Agreement between Columbia Acorn Trust and Columbia Funds Distributor, Inc. dated October 1, 2004

Shareholders' Servicing and Transfer Agency Agreement between Liberty Acorn Trust [now named Columbia Acorn Trust] and Liberty Funds Services, Inc. [now named Columbia Funds Services, Inc.], dated September 29, 2000 and the amendments thereto